Exhibit 4.5
RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE BORDERFREE, INC.
2015 STOCK OPTION INDUCEMENT PLAN

Name of Grantee:

No. of Stock Restricted Units:

Grant Date:

Pursuant to the Borderfree, Inc. 2015 Stock Option Inducement Plan as amended through the date hereof (the “Plan”), Borderfree, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.01 per share (the “Stock”) of the Company.

1.
Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.
Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date. The vesting of the Restricted Stock Units shall commence on ___________ (the "Closing Date").

Incremental Number of Restricted Stock Units Vested	Vesting Date

(33.3)%	1st anniversary of the Closing Date
(33.3)%	2nd anniversary of the Closing Date
(33.4)%	3rd anniversary of the Closing Date

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

3.
Termination of Employment. If the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

4.
Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

5.
Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.	Tax Obligations.

a.
Withholding. In the event that the Company determines that it or any Subsidiary is required to account to HM Revenue & Customs for a Tax Liability and any Secondary NIC Liability or to withhold any other tax as a result of the exercise of this Award, the Grantee, as a condition to the issue of Stock under this Award, shall make arrangements satisfactory to the Company to enable it or any Subsidiary to satisfy all withholding liabilities. The Grantee shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Stock acquired under this Award.

b.
Tax Consultation. The Grantee understands that he or she may suffer adverse tax consequences as a result of the Grantee’s purchase or disposition of the Stock. The Grantee represents that he or she will consult with any tax advisors the Grantee deems appropriate in connection with the purchase or disposition of the Stock and that the Grantee is not relying on the Company or any Affiliate for any tax advice.

c.
Section 431 Election. As a further condition of the issue of Stock under this Award, the Grantee shall have signed a Section 431 Election in the form set out in Appendix 1 or in such other form as may be determined by HM Revenue & Customs from time to time.

d.
Employer's National Insurance Charges. As a further condition of the issue of Stock under this Award, the Grantee shall join with the Company or any other company or person who is or becomes a Secondary Contributor in making a Joint Election which has been approved by HM Revenue & Customs, for the transfer of the whole of any Secondary NIC Liability.

e.	Grantee's Tax Indemnity.

i.
Indemnity. To the extent permitted by law, the Grantee hereby agrees to indemnify and keep indemnified the Company, and the Company as trustee for and on behalf of any related corporation, for any Tax Liability and Secondary NIC Liability.

ii.
No Obligation to Issue Stock. The Company shall not be obliged to allot and issue any Stock or any interest in Stock pursuant to the exercise of this Award unless and until the Grantee has paid to the Company such sum as is, in the opinion of the Company, sufficient to indemnify the Company in full against the Tax Liability and the Secondary NIC Liability, or the Grantee has made such other arrangement as in the opinion of the Company will ensure that the full amount of any Tax Liability and any Secondary NIC Liability will be recovered from the Grantee within such period as the Company may then determine.

iii.
Right of Retention. In the absence of any such other arrangement being made, the Company shall have the right to retain out of the aggregate number of shares of Stock to which the Grantee would have otherwise been entitled to under this Award, such number of shares of Stock as, in the opinion of the Company, will enable the Company to sell as agent for the Grantee (at the best price which can reasonably expect to be obtained at the time of the sale) and to pay over to the Company sufficient monies out of the net proceeds of sale, after deduction of all fees, commissions and expenses incurred in relation to such sale, to satisfy the Grantee's liability under such indemnity.

7.
No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

8.
Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9.	Data Privacy Consent.

a.
By entering into this Agreement, and as a condition of the grant of the Award, the Grantee consents to the collection, use, and transfer of personal data as described in this paragraph to the full extent permitted by and in full compliance with applicable laws.

b.	The Grantee understands that the Company and its Subsidiaries hold Data about the Grantee for the purpose of managing and administering the Plan.

c.
The Grantee further understands that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of the Grantee's participation in the Plan, and that the Company and/or its Subsidiary may each further transfer Data to any Data Recipients.

d.
The Grantee understands that these Data Recipients may be located in the Grantee's country of residence or elsewhere, such as the United States. The Grantee authorizes the Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Grantee's participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Stock on the Grantee’s behalf, to a broker or third party with whom the Stock acquired on exercise may be deposited. Where the transfer is to be to a destination outside the European Economic Area, the Company shall take reasonable steps to ensure that the Grantee's personal data continues to be adequately protected and securely held.

e.
The Grantee understands that the Grantee may, at any time, review the Data, request that any necessary amendments be made to it, or withdraw the Grantee's consent herein in writing by contacting the Company. The Grantee further understands that withdrawing consent may affect the Grantee's ability to participate in the Plan.

10.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

11.	Additional terms

a.
The Grantee has no right to compensation or damages for any loss in respect of the Award where such loss arises (or is claimed to arise), in whole or in part, from the termination of the Grantee's employment; or notice to terminate employment given by or to the Grantee. This exclusion of liability shall apply however termination of employment, or the giving of notice, is caused other than in a case where a competent tribunal or court, from which there can be no appeal (or which the relevant employing company has decided not to appeal), has found that the cessation of the Grantee's employment amounted to unfair or constructive dismissal of the Grantee and however compensation or damages may be claimed.

b.
The Grantee has no right to compensation or damages for any loss in respect of an Award where such loss arises (or is claimed to arise), in whole or in part, from any company ceasing to be a Subsidiary of the Company; or the transfer of any business from a Subsidiary of the Company to any person which is not a Subsidiary of the Company. This exclusion of liability shall apply however the change of status of the relevant company, or the transfer of the relevant business, is caused, and however compensation or damages may be claimed.

BORDERFREE, INC.

By:
Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee's Signature

Grantee's name and address: